Exhibit F-1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Annual Report of Great Plains Energy Incorporated on Form U5S, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2003, of our reports dated March 9, 2004, (each report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), related to the 2003 consolidated financial statements of Great Plains Energy Incorporated and Kansas City Power & Light Company, included in the combined Annual Report on Form 10-K/A for the year ended December 31, 2003 of Great Plains Energy Incorporated and Kansas City Power & Light Company.

/s/Deloitte & Touche

April 29, 2004